PRINCIPAL UNDERWRITER AGREEMENT


AGREEMENT dated October , 1997 by and between American Skandia Life Assurance Corporation ("American Skandia"), a Connecticut corporation, on its own behalf and on behalf of American Skandia Life Assurance Corporation Separate Account F ("Separate Account F") and American Skandia Marketing, Incorporated ("ASM, Inc."), a Delaware corporation.

                                   WITNESSETH:

WHEREAS, Separate Account F is an account established and maintained by American Skandia pursuant to the laws of the State of Connecticut to support variable life insurance policies issued by American Skandia (the "Variable Life Insurance policies"), under which income, gains and losses, whether or not realized, from assets allocated to such account, are, in accordance with the Variable Life Insurance policies, credited to or charged against such account without regard to other income, gains, or losses of American Skandia;

WHEREAS, American Skandia, as depositor, has registered, on behalf of Separate Account F, as registrant, the Variable Life Insurance policies under the Securities Act of 1933 (the "Securities Act"), and has registered such Account as a unit investment trust under the provisions of the Investment Company Act of 1940 (the "Investment Company Act"), to issue and sell Variable Life Insurance policies to the public through ASM, Inc., acting in the capacity as principal underwriter; and

WHEREAS, ASM, Inc. is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD");

NOW, THEREFORE, American Skandia and ASM, Inc. hereby agree as follows:

1. Principal Underwriter. American Skandia grants to ASM, Inc. the exclusive right, during the term of this Agreement, subject to the registration requirements of the Securities Act and the Investment Company Act and the provisions of the Securities Exchange Act, to be the distributor and principal underwriter of Variable Life Insurance policies issued by American Skandia. ASM, Inc. is responsible for compliance with the foregoing laws, and the rules and regulations thereunder, and all other securities laws, rules and regulations relating to the underwriting of sales and distributions of such Variable Life Insurance policies.

2. Sales Agreements. ASM, Inc. is authorized to negotiate the terms of and enter into written agreements, on such terms and conditions as ASM, Inc. may determine not inconsistent with this Agreement, with organizations which agree to participate in the distribution of Variable Life Insurance policies and to use their best efforts to solicit applications for Variable Life Insurance policies. Such organizations and their agents or representatives soliciting applications for Variable Life Insurance policies shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Variable Life Insurance policies (and the riders and other contracts offered in connection therewith) under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which such Variable Life Insurance policies, riders and contracts may be lawfully sold and in which American Skandia is licensed to sell such Variable Life Insurance policies, riders and other contracts. Unless an organization is exempt from registration as a broker-dealer for the sale of certain securities, including registered insurance products under the Securities Exchange Act, each organization shall be registered as a broker-dealer under the Securities Exchange Act and be a member in good standing of the NASD, or if not so registered or not such a member, then the agents and representative of such organization soliciting applications for Variable Life Insurance policies shall be agents and registered representatives of a registered broker-dealer who is an NASD member which is the parent of such organization and which maintains full responsibility for the training, supervision, and control of the agents or representatives selling the Variable Life Insurance policies. ASM, Inc. shall have the responsibility for supervision of all such organizations only to the extent required by law.

3. Life Insurance Agents. ASM, Inc. is authorized to appoint the organizations described in paragraph 2 above as independent general agents of American Skandia for the sale of Variable Life Insurance policies and any riders or contracts in connection therewith. American Skandia will undertake to obtain all required insurance agent licenses and/or appointments in the appropriate states or jurisdictions for the designated agents or representatives of those organizations so appointed by ASM, Inc.; provided that American Skandia reserves the right to refuse to appoint any proposed agent or sub-agent of such agent or, once appointed, to terminate any agent or sub-agent of such agent.

4. Suitability. ASM, Inc. shall take reasonable steps to inform brokers and dealers of their duty to not make recommendations to an applicant to purchase a Variable Life Insurance policy in the absence of reasonable grounds to believe that the purchase of the Variable Life Insurance policy is suitable for such applicant. While not limited to the following, it is the duty of such brokers and dealers to determine suitability based on information furnished to an agent after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood of whether the applicant will persist with the Variable Life Insurance policy for such a period of time that American Skandia's acquisition costs are amortized over a reasonable period of time.

5. Promotional Materials, Prospectuses. ASM, Inc. shall have the responsibility for consulting with American Skandia with respect to the design and the drafting and legal review and filing of sales promotion materials, and, if permitted by law, for the preparation of individual sales proposals related to the sale of the Variable Life Insurance policies.

6. Records. ASM, Inc. shall maintain and preserve for the periods prescribed such accounts, books and other documents as are required of it by applicable laws and regulations. The books, accounts and records of American Skandia, Separate Account F and ASM, Inc. as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions.

7. Independent Contractor. ASM, Inc. shall act as an independent contractor and nothing herein contained shall constitute ASM, Inc. or its agents or employees as employees of American Skandia in connection with the sale of the Variable Life Insurance policies.

8. Non-Exclusivity. This agreement is non-exclusive with respect to ASM, Inc. ASM, Inc. may render services, whether of like or unlike kind to those described herein, to or for others, and whether as underwriter, distributor, or dealer.

9.       Investigations and Proceedings.

         (a) ASM, Inc. and American Skandia agree to cooperate fully with each other in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Variable Life Insurance policies distributed under this Agreement. ASM, Inc. and American Skandia further agree to cooperate fully with each other in any securities regulatory investigation or proceeding or judicial proceeding with respect to American Skandia, ASM, Inc., their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Variable Life Insurance policies distributed under this Agreement. Without limiting the foregoing:

                (i) American Skandia will promptly notify ASM, Inc. of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by American Skandia with respect to ASM, Inc. in connection with Variable Life Insurance policies distributed under this Agreement.

                (ii)       ASM, Inc. will promptly  notify  American  Skandia of
                           any customer complaint or notice of any regulatory investigation or proceeding received by ASM, Inc. or its affiliates with respect to ASM, Inc. or any agent or representative in connection with any Variable Life Insurance policies distributed under this Agreement or any activity in connection with any such Variable Life Insurance policies.

         (b) In the case of a substantive customer complaint against both American Skandia and ASM, Inc., ASM, Inc. and American Skandia will fully cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five (5) business days prior to it being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile.

10. Limitations on Liability. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder on the part of ASM, Inc., ASM, Inc. shall not be subject to liability to Separate Account F or to any Policy Owner or party in interest under any such Variable Life Insurance policy for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any such Variable Life Insurance policy or security.

11. Guarantee. American Skandia undertakes to guarantee the performance of all of ASM, Inc.'s obligations, imposed by Section 27(f) of the Investment Company Act, as amended, and paragraph (b) of Rule 27d-2 adopted by the Securities and Exchange Commission, to make refunds of charges required of the principal underwriter of Variable Life Insurance policies issued in connection with Separate Account F.

12. Assignment and Termination. This Agreement may not be assigned nor duties hereunder delegated without the signed written consent of the other party. This Agreement shall terminate automatically if it shall be assigned without such approval. This Agreement may be terminated at any time by either party hereto on 60 days' written notice to the other party hereto, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except (i) the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Variable Life Insurance policies in effect at the time of termination and (ii) the agreements contained in paragraph 9 hereof.

13. Regulation. This Agreement shall be subject to the provisions of the Securities Act, the Investment Company Act and the Securities Exchange Act and the rules, regulations and rulings thereunder, and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from section 15(b)(2) of the Investment Company Act. ASM, Inc. shall submit to all regulatory and administrative bodies having jurisdiction over the operations of American Skandia or Separate Account F, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.

16. Complete Agreement. This Agreement contains the entire agreement between the parties with respect to the underwriting and distribution of Variable Life Insurance policies issued through Separate Account F, and supersedes any prior agreements or understanding with respect to the subject matter thereof, and may not be altered or amended except by an agreement in writing, signed by both parties.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                     AMERICAN SKANDIA LIFE ASSURANCE CORPORATION


                                     By:  ______________________________


Attest:

----------------------------
   Corporate Secretary


                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                               SEPARATE ACCOUNT F


                                     By:  _____________________________

Attest:

---------------------------
   Corporate Secretary


                    AMERICAN SKANDIA MARKETING, INCORPORATED


                                     By:  ____________________________

Attest:

---------------------------
   Corporate Secretary